EXHIBIT 11

GCR HOLDINGS LIMITED AND SUBSIDIARY
COMPUTATION OF EARNINGS PER SHARE (unaudited)
(in thousands of U.S. dollars, except per share amounts)

                                                         YEAR ENDED SEPTEMBER 30
                                                1996              1995           1994
                                                ----              ----           ----
PRIMARY:

Net Income ................................   $    90,763   $    90,656   $    29,815

Weighted Average

Ordinary Shares Outstanding ...............    24,722,039    22,484,435    22,556,530

Dilutive Effect of:

       Stock Options ......................       267,467        35,442         7,745
       Warrants ...........................            --       489,951       120,330
                                             ============   ===========    ==========
                Total .....................    24,989,506    23,009,828    22,684,606
                                             ============   ===========    ==========

Net Income per Ordinary Share (after giving

     effect to the Share Split) ...........   $      3.63   $      3.94   $      1.32


FULLY DILUTED:

Net Income ................................   $    90,763   $    90,656   $    29,815

Weighted Average

Ordinary Shares Outstanding ...............    24,722,039    22,484,435    22,556,530

Dilutive Effect of:

       Stock Options ......................       292,689        40,606         7,745
       Warrants ...........................            --       558,339       120,330
                                             ============   ===========    ==========
                Total .....................    25,014,727    23,083,380    22,684,606
                                             ============   ===========    ==========

Net Income per Ordinary Share (after giving

     effect to the Share Split) ...........   $      3.63   $      3.93   $      1.32


The calculation of fully diluted earnings per share is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%